CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2004 relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of AssetMark Large Cap Value Fund, AssetMark Large Cap Growth Fund, AssetMark Small/Mid Cap Value Fund, AssetMark Small/Mid Cap Growth Fund, AssetMark International Equity Fund, AssetMark Core Plus Fixed Income Fund, AssetMark Real Estate Securities Fund, and AssetMark Tax Exempt Fixed Income Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
San Francisco, California
October 28, 2004